EXHIBIT 99.1

Kindred Biosciences Receives FDA Approval of Mirataz™ (mirtazapine transdermal ointment) for the Management of Weight Loss in Cats
San Francisco, CA (May 7, 2018) Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced that the U.S. Food and Drug Administration’s Center for Veterinary Medicine approved Mirataz (mirtazapine transdermal ointment) for the management of weight loss in cats.
“We are pleased to announce the FDA approval of Mirataz for cats experiencing unintended weight loss, a serious medical and potentially fatal condition,” said Richard Chin, M.D., President and Chief Executive Officer of KindredBio. “Based on our market research, we estimate that veterinarians in the U.S. see as many as 9 million cats each year with unintended weight loss due to various underlying conditions. We developed this first-in-class product in less than five years, which is a testament to the quality of our team and validates our strategy of quickly and cost-efficiently developing animal health therapeutics.”
Mirataz is the first and only transdermal medication specifically developed, and FDA approved, for cats. Weight loss is the leading cause of visits to the veterinarian for cats. Mirataz, which is formulated with KindredBio’s proprietary Accusorb™ technology, is applied topically to the cat’s inner ear (pinna) once a day, providing a more attractive application route compared to oral administration. Mirataz is a serotonin (5HT2A, 5HT2C, and 5HT3) and histamine (H1) receptor antagonist, which has demonstrated body weight gain in cats experiencing weight loss. The product is classified as a weight gain drug and can be used in cats with various underlying diseases associated with unintended weight loss.
KindredBio will provide additional updates regarding commercialization and pipeline during its first quarter 2018 financial call on Tuesday, May 8, 2018 at 4:30 PM Eastern Time / 1:30 PM Pacific Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 8967967. The call will also be webcast live at https://edge.media-server.com/m6/p/nhw6xeop.
About Kindred Biosciences
Kindred Biosciences is a biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and effectiveness in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes. KindredBio’s first approved drug is Mirataz™ (mirtazapine transdermal ointment) for the management of weight loss in cats.

For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Important Safety Information
MiratazTM (mirtazapine transdermal ointment) is for topical use in cats only under veterinary supervision. Do not use in cats with a known hypersensitivity to mirtazapine or any of the excipients or in cats treated with monoamine oxidase inhibitors (MAOIs). Not for human use. Keep out of reach of children. Wear gloves to apply and wash hands after. Avoid contact with treated cat for 2 hours following application. The most common adverse reactions include application site reactions, behavioral abnormalities (vocalization and hyperactivity) and vomiting. Please see the full Prescribing Information.
Forward-Looking Statements

EXHIBIT 99.1

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904